Exhibit 23.3

CONSENT OF DOYLE TRADING CONSULTANTS, LLC

Doyle Trading Consultants, LLC, as independent market consultants, hereby consents to (i) the use of our firm’s name and references to us as experts and (ii) the use of our report, “Coking Coal Market Overview for Ramaco,” dated October 7, 2016 (and inclusion of information contained therein) relating to the metallurgical coal market, incorporated by reference in this Registration Statement on Form S-8 and included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Securities and Exchange Commission on February 6, 2017, which forms a part of the Company’s Registration Statement on Form S-1, as amended (File No. 333-215363).

DOYLE TRADING CONSULTANTS, LLC

By:	/s/ Doyle Trading Consultants, LLC

February 6, 2017